EXHIBIT 99.1

SigmaTron International, Inc. Reports First Quarter Financial Results for Fiscal 2016

ELK GROVE VILLAGE, Ill., Sept. 11, 2015 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal quarter ended July 31, 2015.

Revenues increased to $64.2 million in the first quarter of fiscal 2016 from $54.9 million for the same quarter in the prior year. Net income of $658,806 was recorded for the quarter ended July 31, 2015 compared to a net income of $16,810 for the same period in the prior year. Basic and diluted earnings per share for the quarter ended July 31, 2015, were each $0.16, compared to basic and diluted earnings per share of $0.00 for the same quarter ended July 31, 2014.

Commenting on SigmaTron's first quarter fiscal 2016 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, "I am pleased to report a strong performance for the first quarter of fiscal 2016.  In comparison to both the first quarter of fiscal 2015 and the prior quarter (fourth quarter of 2015), revenue and pre-tax income were both up significantly.  As stated in our prior press release, we anticipated that new programs with existing and new customers would be launching during the quarter and we benefited from that.  We also saw some nominal growth on our existing base of business, all of which resulted in the positive results for the first quarter.

"Equally important, that trend continues into the second quarter.  Additional programs will be launching and several of the programs that have been launched are still continuing to ramp.  Should the economy remain steady, which is always a concern these days, we would expect to see sequential growth from the first quarter to the second quarter in terms of revenue.  We also continue to pursue new opportunities that we remain hopeful we will be able to land and help continue our growth in markets that we are targeting.

"While all of that is positive news, clearly the economy remains volatile and sluggish at best. While we are excited about the opportunities, we remain cautious about the possibility of short-term slowdowns, and will manage accordingly.  Margin pressures continue but we feel that we continue to head in the right direction."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow...

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months
	Ended	Ended
	July 31,	July 31,
	2015	2014

Net sales	$64,220,946	$54,947,477

Cost of products sold	57,990,672	50,201,029

Gross profit	6,230,274	4,746,448

Selling and administrative expenses	5,045,353	4,514,211

Operating income	1,184,921	232,237

Other expense	222,598	216,671

Income from operations before income tax	962,323	15,566

Income tax expense (benefit)	303,517	(1,244)

Net income	$658,806	$16,810

Net income per common share -- basic	$0.16	$0.00

Net income per common share -- assuming dilution	$0.16	$0.00

Weighted average number of common equivalent shares outstanding - assuming dilution	4,193,657	4,105,627

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	April 30,
	2015	2015

Assets:

Current assets	$96,013,067	$96,477,279

Machinery and equipment-net	33,413,581	33,864,527

Intangibles	5,058,790	5,174,144
Goodwill	3,222,899	3,222,899
Other assets	1,155,751	1,319,901

Total assets	$138,864,088	$140,058,750

Liabilities and stockholders' equity:

Current liabilities	$46,326,250	$43,408,586

Long-term obligations	34,642,760	39,964,777

Stockholders' equity	57,895,078	56,685,387

Total liabilities and stockholders' equity	$138,864,088	$140,058,750
CONTACT: For Further Information Contact:
         SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095